SENIOR PROMISSORY NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITY, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER SUCH ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

$10,000,000.00

HRM ACQUISITION CORP.

March 30, 2011

HRM ACQUISITION CORP., a Delaware corporation (together with its successors and assigns, “Issuer”), for value received, hereby promises to pay to KINGSWAY AMERICA INC., a Delaware corporation, and its successors, permitted transferees and assigns (the “Holder”), on March 30, 2014 (the “Maturity Date”), subject to acceleration as provided in Section 4, by wire transfer of immediately available funds to an account designated by the Holder by written notice to the Issuer signed by the Holder, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or such lesser principal amount as may be outstanding under this Note on the Maturity Date, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

The outstanding principal hereunder shall bear interest accruing from the date that such principal is provided to the Issuer through (but excluding) March 31, 2012 at the rate of five percent (5%) per annum. The outstanding principal hereunder shall bear interest accruing from (and including) March 31, 2012 through the date that this Note shall have been repaid in full at the rate of twelve percent (12%) per annum. Overdue principal and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under this Note shall bear interest from and including the due date thereof until paid, payable on demand, at a rate per annum equal to the rate which would otherwise be in effect plus three percentage points (3%) or the highest interest rate permitted by applicable law, whichever is lower (the “Default Rate”). Upon an Event of Default, the outstanding principal amount hereof shall bear interest at the Default Rate until such time as the Event of Default has been cured. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable.

This Note is a duly authorized senior promissory note of Issuer issued to the Holder pursuant to the Stock Purchase Agreement between the Issuer and the Holder dated as of the date hereof (as amended and in effect, the “Stock Purchase Agreement”).

The Issuer agrees to issue to the Holder from time to time a replacement note or notes in the form hereof and in such denominations as the Holder may request to facilitate such transfers and assignments permitted herein. In addition, after delivery of an indemnification agreement in form and substance satisfactory to the Issuer, the Issuer also agrees to issue a replacement note if this Note has been lost, stolen, mutilated or destroyed.

1.Definitions. Defined terms not defined herein shall have the meanings ascribed to them in Schedule A attached hereto.

2.	Payment of Principal and Interest.

(a)    Payment Obligation. On October 1, 2011, and on the last day of each six (6)-month period occurring thereafter during which any principal amount of this Note remains outstanding, any accrued and unpaid interest on the outstanding principal amount of this Note shall be due and payable. All outstanding principal, and accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

(b)    Prepayment. This Note may be prepaid by the Issuer at any time, without penalty, but only in increments in each instance of at least $1,000,000.

3.    Intentionally Omitted.

4.    Covenants. Issuer hereby covenants and agrees, that, except as otherwise required hereby, until the date upon which all outstanding amounts under this Note are fully repaid:

(a)    KAIC Surplus. The KAIC Surplus shall not be less than $13,000,000.

(b)    Protective Provisions. Issuer shall not, directly or indirectly:

(i)    sell or otherwise dispose of all or substantially all of Issuer’s assets or merge into or with or consolidate with any other person or permit any other person to merge into or with or consolidate with it;

(ii)    sell or otherwise dispose of any of Issuer’s assets except in the ordinary course of business; or

(iii)    authorize or effect a Change-In-Control Event; or

(iv)    declare or pay any cash dividend or other distribution in property on the capital stock of Issuer.

5.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)    Monetary Default. Issuer shall fail to pay any part of the principal of or interest on this Note as and when the same shall be due and payable, and failure to cure such default within ten (10) days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that Issuer remedy the same, shall have been given to Issuer.

(b)    Default of Covenants. Issuer shall fail or refuse duly to observe or perform any of the other covenants or agreements of Issuer in any Financing Document, other than monetary obligations or covenants described in Section 5(a), for a period of thirty (30) days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that Issuer remedy the same, shall have been given to Issuer.

(c)    False Representations. Any representation, warranty or statement of fact made by Issuer in this Agreement or in any other Financing Document shall be false or misleading in any material respect when made or when otherwise required by the terms of this Agreement or any Financing Document to be true and accurate; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by Issuer within a period of thirty (30) days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that Issuer remedy same, shall have been given to Issuer.

(d)    Voluntary Insolvency. Issuer or any of its direct or indirect subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case or proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a custodian for it or for all or substantially all of the property of Issuer or any subsidiary, (iv) makes a general assignment for the benefit of its creditors, or (v) generally does not pay its debts as they become due, or admits in writing its inability to pay its debts as they become due.

(e)    Involuntary Insolvency or State Regulatory Proceeding. (x) Pursuant to or within the meaning of any Bankruptcy Law, an involuntary case or proceeding is commenced against Issuer or any of its direct or indirect subsidiaries seeking (i) liquidation, reorganization, or other relief with respect to it or its debts, (ii) appointment of a Custodian for Issuer or any subsidiary or for all or substantially all of the property of Issuer or any subsidiary, or (iii) the liquidation of Issuer or any subsidiary; and such involuntary case or other proceeding remains undismissed and unstayed and in effect after the expiration of ninety (90) days from its date of commencement, or a trustee, receiver, custodian, or other similar official shall be appointed in such involuntary case or (y) Issuer shall become subject to a State Regulatory Event.

(f)    Default under Junior Note/Investor Notes. It shall constitute an Event of Default hereunder if a default or event of default shall occur under (i) the Junior Note, (ii) any Investor Note, or (iii) any agreements executed in connection with either the Junior Note or any Investor Note; and any such default or event described in the foregoing clauses (i) and (ii) shall continue for a period of time sufficient to permit the acceleration of the maturity of such indebtedness of Issuer or any subsidiary outstanding thereunder.

6.    Remedies. When an Event of Default has occurred and is continuing under Sections 5(a), 5(d), 5(e) or 5(f), the entire outstanding principal amount and all accrued and unpaid interest thereon under this Note, and any applicable penalties or premiums, shall automatically and without any action on the part of Holder become due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Issuer. Upon any such acceleration, Issuer will forthwith pay to Holder all such amounts. When an Event of Default has occurred and is continuing under Sections 5(b) or 5(c), Holder, by notice in writing to Issuer (the “Acceleration Notice”), may declare the entire outstanding principal amount hereof and all accrued and unpaid interest hereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. No course of dealing on neither Holder’s part nor any delay or failure on its part to exercise any right shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers and remedies.

7.    Assignment of Note. The Holder shall not have the right to assign this Note without the prior written consent of the Issuer, not to be unreasonably withheld or delayed; provided, however, the Holder shall have the right at any time, without notice to or consent by the Issuer, to assign this Note to any of the Holder’s Affiliates which are “controlled” by the Holder (for purposes hereof, the term “control” means, with respect to any Affiliate of the Holder, the possession by the Holder, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Affiliate, whether through the ownership of voting securities, by contract or otherwise); provided further that, notwithstanding any assignment permitted pursuant to the foregoing (a) any such assignee must be an Accredited Investor as defined under Regulation D promulgated under the Securities Act of 1933, as amended; (b) any such transaction is in accordance with appropriate securities and other laws; and (c) such assignee shall agree, in writing, to be bound by the terms and conditions of this Note and the other Financing Documents.

8.    Notices, etc. All notices, requests, consents and other communications required or permitted hereunder shall be made pursuant to the notice provisions of Section 7.1 of the Stock Purchase Agreement.

9.    Fees and Expenses. Issuer shall pay all costs and expenses, including attorneys’ fees, incurred by the Holder in connection with the collection of this Note. Such expenditures incurred by the Holder shall bear interest at the highest rate of interest provided for herein

10.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises under any provision of this Note, this Note shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note.

11.    Miscellaneous. This Note shall be governed by and be construed in accordance with the laws of the State of Illinois without regard to its conflicts of law rules. The Section headings herein are for convenience only and shall not affect the construction hereof. As used herein, “person” means any individual or corporation, limited partnership, limited liability company, limited liability partnership, trust or other legal entity.

[balance of page intentionally left blank – signature page follows]

[signature page to Senior Promissory Note]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the date first set forth above.

HRM ACQUISITION CORP. By: /s/ William A. Hickey, Jr. William A. Hickey, Jr. Its President

The undersigned Holder hereby acknowledges receipt, and terms and conditions, of the foregoing:

KINGSWAY AMERICA INC.

By: /s/ William A. Hickey, Jr.
       William A. Hickey, Jr.
       Its Vice President and Chief Operating Officer

By: /s/ Hassan R. Baqar
      Hassan R. Baqar
      Its Vice President

Schedule A

Definitions

Affiliate means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.
Bankruptcy Law means title 11, U.S. Code or any similar federal or state law for the relief of debtors.
Change-In-Control Event means any event pursuant to which (a) any persons acting as a group (other than the shareholders of Issuer existing immediately prior to such event) by merger, consolidation or otherwise shall become the beneficial owner(s) of greater than an aggregate of 50% of Issuer’s outstanding capital stock, (b) any person or persons acting as a group (other than the shareholders of Issuer existing immediately prior to such event) by merger, consolidation or otherwise shall become the beneficial owner(s) of the largest percentage of Issuer’s outstanding capital stock, or (c) any persons acting as a group (other than the shareholders of Issuer existing immediately prior to such event) shall have the right to designate a majority of the Board of Directors of Issuer.

Custodian means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Governmental Agency means (a) any federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

KAIC Annual Statement means at any time the most recent Annual Statement of Kingsway Amigo Insurance Company, an indirect subsidiary of Acadia, filed with the Florida Office of Insurance Regulation.
KAIC Surplus means the dollar amount found on line 37 – Surplus as regards policyholders - of the page titled “LIABILITIES, SURPLUS AND OTHER FUNDS” in the KAIC Annual Statement.

Investor Notes means the aggregate of up to $3 million principal amount Promissory Notes issued by Issuer to certain investors on or about the date hereof.

Junior Note means the $5 million principal amount Junior Promissory Note issued by Issuer to Holder on the date hereof.

State Regulatory Event means an entity or any of its direct or indirect insurance subsidiaries, pursuant to or within the meaning of the applicable state insurance statutes, (i) finds itself subject to an authorized control event or mandatory control event as a result of the filing of a risk-based capital report, (ii) voluntarily suspends its operations or (iii) has any other type of administrative supervision imposed upon it by its domiciliary state insurance regulator.